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                                                                   Exhibit 10.32

  SUMMARY OF COMPENSATION FOR THE EXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS
             AND THE NON-EMPLOYEE MEMBERS OF THE BOARD OF DIRECTORS
            OF AKAMAI TECHNOLOGIES, INC. ("AKAMAI" OR THE "COMPANY")

                          REVISED AS OF SEPTEMBER 2006

      The Executive Chairman and each non-employee director are issued a number of deferred stock units ("DSUs") having a value of $120,000 based on the closing sale price of Akamai's common stock on the date of its annual meeting of stockholders. In addition, Akamai's Executive Chairman and its Lead Director are entitled to $40,000 of additional compensation, of which $20,000 is paid in cash and $20,000 is paid in DSUs. Chairs of the Audit Committee and the Compensation Committee are entitled to $25,000 in additional compensation, of which $5,000 in paid in cash and $20,000 is paid in DSUs. The Chair of the Nominating and Corporate Governance Committee is entitled to $10,000 of additional compensation, of which $5,000 is paid in cash and $5,000 is paid in DSUs. Each non-employee director is eligible to receive fair market value options to purchase 25,000 shares of its common stock when he or she joins the Board of Directors. Akamai also reimburses directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

      Under the terms of the Company's Policy on Non-Employee Director Compensation Payable Upon Departure From the Board, upon a non-employee director's departure from the Board, such director, if he or she has completed one year of Board service, will receive a cash payment equal to the pro-rated annual cash retainer payable to such director under Akamai's non-employee director compensation plan and 100% of the unvested shares underlying deferred stock units held by such director will accelerate at the time of departure and become exercisable in full. In addition, if a director has completed three years of Board service at the time of departure, 100% of the unvested options initially granted to such director upon joining the Board will accelerate at the time of departure and become exercisable in full.